Exhibit 3.1

FRANCISCO V. AGUILAR
NEVADA
SECRETARY of STATE

Filed in the Office of	Record Number E30656912023-1
	Filing Number F202610070922
Secretary of State State Of Nevada	Filed On 10/07/2026 09:02 AM
	Number of Pages 2

401 North Carson Street Carson City, Nevada 89701-4201
(775) 684-5708

Certificate of Change Pursuant to NRS 78.209

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity Information:

Name of entity as on file with the Nevada Secretary of State:

Dragonfly Energy Holdings Corp.

Entity or Nevada Business Identification Number (NVID):

E30656912023-1

2. Authorized Shares Before the Change:

For each class or series affected by the change: Provide the number of authorized shares of such class or series that the corporation is currently authorized to issue before the change becomes effective, pursuant to NRS 78.207. For each affected class or series of shares, also include the class or series designation (if any), and the par value (if any) of such class or series of shares.

Common Stock, par value $0.0001 per share:
400,000,000 authorized shares before the change

Preferred Stock, par value $0.0001 per share:
5,000,000 authorized shares before the change

3. Authorized Shares After Change:

For each class or series affected by the change: Provide the number of authorized shares of such class or series that the corporation will be authorized to issue after the change becomes effective, pursuant to NRS 78.207. For each affected class or series of shares, also include the class or series designation (if any), and the par value (if any) of such class or series of shares.

Common Stock, par value $0.0001 per share:
50,000,000 authorized shares after the change

Preferred Stock, par value $0.0001 per share:
5,000,000 authorized shares after the change

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You must include the filing fee with this form. See the instructions.

FRANCISCO V. AGUILAR
NEVADA
SECRETARY of STATE

401 North Carson Street Carson City, Nevada 89701-4201
(775) 684-5708

Certificate of Change Pursuant to NRS 78.209

4. Statement re Issued and Outstanding Shares After the Change:	By signing the form below, you certify that the number of issued and outstanding shares of each class or series affected by the change, and held by each stockholder of record at the effective date and time of the change, will be correspondingly and proportionally increased or decreased at the effective date and time of the change, pursuant to NRS 78.207(1).
5. Provisions for Fractional Shares:	If this change would result in the issuance of fractional shares, check the appropriate box to indicate how fractional shares will be handled (check only ONE below): ☐ The corporation will issue fractional shares. ☐ The corporation will pay money rather than issue any fractional shares. ☐ The corporation will issue a certificate (scrip) rather than issue a fraction of a share. ☑ The corporation will round up all fractional shares.
6. Statement re Stockholder Approval:	By signing the form below, you certify that if approval of the change by the stockholders is required by NRS 78.207(2) or (3), such stockholder approval has been obtained.
7. Effective date and time: (Optional)	Date: 10/12/2026 Time: 12:01am Pacific Time Effective date is not to exceed 90 days of the filing date of this form. If left blank, this form will be effective upon filing with the SOS. If you select a later effective date but the effective time is left blank, the effective time will be at 12:01 Pacific time on the specified date.
8. Signature (Required)	I confirm that, to the best of my knowledge, the information in this document is true. I understand that it is a felony under Nevada law (NRS 239.330) to knowingly submit false or fake documents to the Secretary of State. Denis Phares Print Last Name Signed by: [signature] DB9A050B5A5A41A... X Signature of Officer CEO 10/7/2026 Title Date

You may attach extra pages if needed.
You must include the filing fee with this form. See the instructions.